                                                                       EXHIBIT 9


                            STOCKHOLDERS AGREEMENT

          This Stockholders Agreement (this "Agreement") dated as of July 23,
                                             ---------
2000 among each of the stockholders listed on the signature page hereto (each, a " Stockholder" ) and Deutsche Telekom, an Aktiengesellschaft organized and
  -----------
existing under the laws of the Federal Republic of Germany ("DT").
                                                             --

          WHEREAS, simultaneously with the execution of this Agreement, VoiceStream Wireless Corporation, a Delaware corporation ("VoiceStream"), and DT
                                                           -----------
are entering into an Agreement and Plan of Merger (the "Merger Agreement"),
                                                        ----------------
dated as of the date hereof, providing, among other things, for the merger of a subsidiary of DT with and into VoiceStream.

          WHEREAS, DT has agreed to enter into the Merger Agreement only if all the Stockholders who are parties hereto enter into this Agreement;

          WHEREAS, in the Merger Agreement DT has agreed, subject to the conditions set forth therein, to acquire all of the shares of VoiceStream Common Stock (as defined below);

          NOW THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

          1.   Certain Definitions.
               -------------------

          (a) For the purposes of this Agreement, all capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Merger Agreement.

          (b) For the purposes of this Agreement, the words "beneficially owned" or "beneficial ownership" shall include, with respect to any securities, the beneficial ownership by a Stockholder and by any direct or indirect Subsidiary of a Stockholder.

          (c) For purposes of this Agreement, the following terms shall have the following meanings:

          "DT Derivative Securities" means any security convertible into or
           ------------------------
exchangeable for DT Securities or the value of which is derived from the value of DT Securities.

          "DT Securities" means DT Ordinary Shares and DT American Depositary
           -------------
Shares, each representing the right to receive one DT Ordinary Share.

          "Transfer" means, with respect to any security, the sale, transfer,
           --------
pledge, hypothecation, encumbrance, assignment or constructive sale or other disposition of such security or the record or beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term "constructive sale" means a
                                        -----------------
short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any transaction that has substantially the same effect as any of the foregoing; provided, however, that the term "constructive sale" shall not include transactions involving the purchase and sale of securities tracking a broad-based stock index excluding the DAX Index.

          2.   Representations; Warranties and Covenants of Each Stockholder.
               -------------------------------------------------------------
Each Stockholder hereby represents and warrants, severally and not jointly, to DT, solely with respect to itself, as follows:

          (a)  Title.  As of the date hereof, such Stockholder is the sole
               -----
record or beneficial owner of the number of shares of VoiceStream Common Stock or VoiceStream Preferred Stock, as the case may be, set forth opposite such Stockholder's name on Exhibit A attached hereto (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with record or
                                 ---------------
beneficial ownership of any shares of VoiceStream Common Stock or other voting capital stock of VoiceStream acquired after the date hereof, whether upon the exercise of warrants or options, conversion of VoiceStream Preferred Stock or any convertible securities or otherwise, such Stockholder's "Shares"), and/or
                                                             ------
the number of warrants, options or other rights to acquire or receive such VoiceStream Common Stock or VoiceStream Preferred Stock, as the case may be, set forth opposite such Stockholder's name on Exhibit A attached hereto (with respect to each Stockholder, such Stockholder's "Existing Rights" and, together
                                                 ---------------
with record or beneficial ownership of any warrants, options or other rights to acquire or receive such shares of VoiceStream Common Stock or other voting capital stock of VoiceStream acquired after the date hereof, such Stockholder's "Rights"). Such Stockholder is the lawful owner of the Existing Shares and
 ------
Existing Rights, free and clear of all liens, claims, charges, security interests or other encumbrances, except as disclosed on Exhibit A. As of the date hereof, the Existing Shares constitute all of the capital stock of VoiceStream owned of record or beneficially by such Stockholder (excluding the Existing Rights) and such Stockholder does not own of record or beneficially, or have the right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of VoiceStream Common Stock or VoiceStream Preferred Stock or any other securities convertible into or exchangeable or exercisable for shares of VoiceStream Common Stock, except pursuant to the Existing Rights.

          (b)  Right to Vote.  Such Stockholder has, with respect to all of such
               -------------
Stockholder's Existing Shares, and will have at the VoiceStream Stockholders' Meeting, with respect to all of such Stockholder's Shares acquired prior to the record date for the VoiceStream Shareholders' Meeting, sole voting power, sole power of disposition or sole power to issue instructions with respect to the matters set forth in Section 4 hereof and to fulfill its obligations under such Section and shall not take any action or grant any person any proxy (revocable or irrevocable) or power-of-attorney with respect to any Shares or Rights inconsistent with his or its obligations as provided by Section 4 hereof. Each Stockholder hereby revokes any and all proxies with respect to such Stockholder's Existing Shares to the extent they are inconsistent with the Stockholders' obligations under this Agreement.

          (c)  Authority.  Such Stockholder has full legal power, authority,
               ---------
legal capacity and right to execute and deliver, and to perform its or his obligations under, this Agreement. No other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          (d)  Conflicting Instruments.  Neither the execution and delivery of
               -----------------------
this Agreement nor the performance by such Stockholder of its agreements and obligations hereunder will result in any breach or violation of, or be in conflict with or constitute a default under, any term of any agreement, judgment, injunction, order, decree, federal law or regulation to which such Stockholder is a party or by which such Stockholder (or any of its assets) is bound.

          (e)  DT's Reliance.  Such Stockholder understands and acknowledges
               -------------
that DT is entering into the Merger Agreement in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

          3.   Restriction on Transfer; Other Restrictions.
               -------------------------------------------

          (a) Each Stockholder agrees not to Transfer or agree to Transfer any Shares or Rights owned of record or beneficially by such Stockholder, except as otherwise permitted by this Section 3 or pursuant to the Merger Agreement, Transfers to any Affiliate of the Stockholder who agrees in writing to be bound by the terms of this Agreement or Transfers which occur by operation of law if the transferee remains, or agrees in writing to remain, bound by the terms of this Agreement, other than, in each case, with DT's prior written consent.

          (b) From the date hereof until the later of January 1, 2001 and the date of the VoiceStream Stockholders' Meeting, each Stockholder agrees not to Transfer any Shares or Rights owned of record or beneficially by such Stockholder, provided, however, that this Section 3(b) shall cease to be of any
             --------  -------
force or effect immediately upon termination of the Merger Agreement.

          (c) From the later of January 1, 2001 and the date of the VoiceStream Stockholders' Meeting, until the earlier of the Effective Time or the termination of the Merger Agreement, each Stockholder may Transfer only up to 17.5% of such Stockholder's Total Number of Shares; provided, however, that if
                                                    --------  -------
the Effective Time shall not have occurred by July 31, 2001, the percentage specified in this Section 3(c) shall on August 1, 2001 be increased by 3.75% and, if the Effective Time shall not have occurred by August 31, 2001, the percentage specified in this Section 3(c) shall on September 1, 2001 be increased by an additional 3.75%, for an aggregate amount from and after September 1, 2001 of 25%.

          (d) From the Effective Time through and including the three month anniversary of the Effective Time, each Stockholder agrees not to Transfer any DT Securities or DT Derivative Securities.

          (e) From the day following the three month anniversary of the Effective Time, through and including the six month anniversary of the Effective Time, each Stockholder may Transfer only up to 40% of such Stockholder's Total Number of Shares, inclusive of any Transfer of any DT Derivative Securities.

          (f) For the avoidance of doubt, the portions of a Stockholder's Total Number of Shares permitted to be Transferred pursuant to Section 3(c) and
Section 3(e) are (i) separate and not cumulative such that if a Stockholder does not fully utilize the permission to Transfer up to 17.5% of such Stockholder's Total Number of Shares pursuant to Section 3(c), such Stockholder shall not be permitted to Transfer more than 40% of such Stockholder's Total Number of Shares pursuant to Section 3(e) and (ii) exclusive of any Transfers permitted by this Agreement which occur at any time after the date hereof and prior to the end of the periods specified in such Sections.

          (g) For purposes of Section 3(c), a Stockholder's "Total Number of Shares" is equal to the sum (such sum, the "Initial Number of Shares") of (i)
                                            ------------------------
the number of shares of Voicestream Common Stock owned of record or beneficially by the Stockholder as of the later of January 1, 2001 and the date of the Voicestream Stockholders' Meeting, including any shares of Voicestream Common Stock obtainable by the Stockholder upon conversion of any shares of Voicestream Preferred Stock owned by the Stockholder and (ii) the number of shares of Voicestream Common Stock owned of record or beneficially by the Stockholder as a result of the exercise or conversion, as applicable, of any options, warrants or convertible securities (other than Voicestream Preferred Stock) to acquire shares of Voicestream Common Stock, during the period from the later of January 1, 2001 and the date of the Voicestream Stockholders' Meeting, until the earlier of the Effective Time and the termination of the Merger Agreement. For purposes of Section 3(e), Stockholder's Total Number of Shares is equal to the sum of (i) the number of DT Securities which the Stockholder would have been entitled to receive as Merger Consideration in the Merger in respect of the Initial Number of Shares (determined as if all of the Stockholders who have entered into Stockholder Agreements with DT in connection with the Merger had made a Mixed Election) and (ii) the number of DT Securities owned of record or beneficially by the Stockholder as a result of the exercise or conversion, as applicable, of any options, warrants or convertible securities to acquire DT Securities (other than any such options, warrants or convertible securities included in the calculation of the Initial Number of Shares), during the relevant periods specified in such subsection (e).

          (h) The foregoing limitations set forth in Sections 3(c) and (e) shall not apply to any Transfers pursuant to a tender offer, self tender offer, exchange offer or other transaction offered generally to holders of DT Securities and approved or not opposed by DT's Supervisory Board, and securities subject to a Transfer made pursuant to this Section 3(h) and Section 3(l) shall be deemed continued to be owned by the Stockholder for purposes of the calculations made under Sections 3(c) and (e).

          (i)  [Reserved]

          (j) Each Stockholder agrees, prior to the Effective Time, not to effect, directly or indirectly, or through any arrangement with a third party pursuant to which such third party may effect, directly or indirectly, any short sales of any VoiceStream Common Stock, DT Securities or DT Derivative Securities except in accordance with the limitations of Section 3(c).

          (k) Each Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

          (l) If DT's existing majority shareholders elect to effect a secondary offering of their DT Securities during the period from the Effective Time through the first anniversary of the Effective Time pursuant to a registration statement filed pursuant to the Securities Act, DT shall use its reasonable best efforts to obtain the agreement of such existing majority shareholders to include in such offering the maximum amount of DT Securities acquired pursuant to the Merger by the Stockholder and all other stockholders who have entered into Stockholder Agreements with DT in connection with the Merger (the Stockholder and such other stockholders, collectively, the "Stockholders") which such existing shareholders determine may be included in
 ------------
such secondary offering without adversely affecting such secondary offering of the securities being sold by such existing majority shareholders, on such terms and conditions as such existing majority shareholders deem appropriate.

          (m) DT has not entered into and from and after the date hereof will not enter into, an agreement of the kind described in Section 3(l) above pursuant to which DT or its current majority shareholders would be requested to grant registration rights to any third parties in connection with a secondary offering of DT Securities by such existing majority shareholders, unless such third parties will not have the right to have any shares included in such registered offering unless all of the shares requested to be included in such registered offering by any Stockholders are so included.

          (n) If DT acquires any company after the date hereof for consideration valued at more than $15 billion and, at the time the agreement in respect of such acquisition by DT is entered into, (i) such company has a single stockholder who owns 10% or more or a group of stockholders owning in the aggregate 20% or more of the outstanding voting securities of such company and
(ii) in each case such stockholders are (or at any time within the prior two years were) directors of or have the right to designate one or more directors to the Board of Directors of such company or are officers of such company or such company has any 5% or greater stockholders (other than institutional investors) as to whom DT could reasonably enter into an agreement in support of such acquisition and DT obtains or could reasonably be expected to obtain the agreement of any such stockholder or group of stockholders of such company, as the case may be, to vote for and support the acquisition or to limit its powers of disposition in connection with the acquisition, the transfer restrictions specified in Sections 3(a) through (e) shall be revised to reflect the more favorable treatment of the stockholders of such company or the absence of restrictions, as the case may be, including the grant or sufferance to exist of registration rights.

          4.   Agreement to Vote.  Each Stockholder hereby irrevocably and
               -----------------
unconditionally agrees to vote or to cause to be voted or provide a consent with respect to, all Shares that he or it owns of record or beneficially as of the record date for the VoiceStream

Stockholders' Meeting at the VoiceStream Stockholders' Meeting and at any other annual or special meeting of stockholders of VoiceStream or action by written consent where such matters arise (a) in favor of the Merger and the Merger Agreement and approval of the terms thereof and (b) against, and such Stockholder will not consent to, approval of any Alternative Transaction or the liquidation or winding up of VoiceStream. The obligations of each such Stockholder specified in this Section 4 shall apply whether or not the Board of Directors of VoiceStream makes a Subsequent Determination.

          5.  Delivery of Proxy. In furtherance of the agreements contained in
              -----------------
Section 4 hereof, each Stockholder hereby agrees (a) to complete and send the proxy card received by such Stockholder with the VoiceStream Proxy Statement, so that such proxy card is received by VoiceStream, as prescribed by the VoiceStream Proxy Statement, not later than the fifth Business Day preceding the day of the VoiceStream Stockholders Meeting, (b) to vote, by completing such proxy card but not otherwise, all the Shares he or it owns of record or beneficially as of the record date for the VoiceStream Stockholder' Meeting (i) in favor of the Merger and the Merger Agreement and (ii) if the opportunity to do so is presented to such Stockholder on the proxy card, against any Alternative Transaction and (c) not to revoke any such proxy.

          6.  No Solicitation.  From and after the date hereof, the Stockholders
              ---------------
shall not, nor shall they permit any of their respective Subsidiaries to, nor shall they authorize or instruct any of their respective officers, directors, members or employees to, and shall use their reasonable best efforts to cause any investment banker, financial advisor, attorney, accountants or other representatives retained by them or any of their respective Subsidiaries not to, directly or indirectly through another person, on their behalf, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction, or (ii) participate in any substantive discussions or negotiations regarding any Alternative Transaction, provided that nothing herein shall affect the ability of any Stockholder in its capacity as an officer, director, employee of, or adviser or investment banker to, VoiceStream to take any action which is permissible under the Merger Agreement.

          7.  Termination of VoiceStream Voting Agreement and other Agreements
              ----------------------------------------------------------------
with Stockholders.  The VoiceStream Voting Agreement, the Parent Stockholder
-----------------
Agreement dated as of September 17, 1999 by and between Telephone and Data Systems, Inc. ("TDS") and certain stockholders of Aerial Communications and VoiceStream, the Stockholders Agreement by and among WWC, Hutchinson Telecommunications PCS (USA) Limited and VoiceStream, the Investor Agreement, dated as of June 23, 1999 by and among Hutchinson Telecommunications PCS (USA) Limited and VoiceStream, the Stockholders Agreement dated September 17, 1999 by and among TDS and VoiceStream, the Registration Rights Agreement by and among VoiceStream and TDS dated May 4, 2000, the Investor Agreement by and among TDS and VoiceStream, dated as of May 4, 2000, the Investor Agreement by and among Sonera Ltd. and VoiceStream dated as of September 17, 1999, the Registration Rights Agreement between VoiceStream and Sonera Ltd. dated as of September 17, 1999, the Registration Rights Agreement by and among VoiceStream and certain stockholders of VoiceStream, dated May 3, 1999, and the Amended and Restated Registration Rights Agreement by and among Omnipoint Corporation and the other parties named therein, dated June 29, 1995, shall, in consideration of the undertakings by DT under this Agreement and the Merger Agreement, be terminated and be of no further force or effect effective at the Effective Time. Each of the Stockholders agrees that (a) until the earlier of (x) the later of January 1, 2001 and the date of the VoiceStream Stockholders' Meeting, and (y) the termination of the Merger Agreement, such Stockholder shall not exercise any registration rights and (b) from the date hereof until the earlier of the termination of the Merger Agreement or the Effective Time, such Stockholder shall not be entitled to the benefit of any preemption rights that such Stockholder may have under the agreements listed in the immediately preceding sentence as a result of the investment contemplated by the DT Financing Agreements. None of the agreements so listed shall be amended or modified in a manner inconsistent with the terms of this Agreement without DT's prior written approval.

          8.   VoiceStream Preferred Stock.  Stockholder shall convert all the
               ---------------------------
VoiceStream Preferred Stock no later than the third Business Day preceding the record date for the VoiceStream Stockholders' Meeting.

          9.   Additional Shares and Additional Rights.  If, after the date
               ---------------------------------------
hereof, a Stockholder acquires record or beneficial ownership of any additional shares of capital stock of VoiceStream (any such shares, "Additional Shares"),
                                                          -----------------
including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of VoiceStream, through the conversion of the VoiceStream Preferred Stock or through any stock dividend or stock split, or record or beneficial ownership of any additional options, warrants or rights to acquire shares of capital stock of VoiceStream (any such options, warrants, or rights, "Additional Rights"), the provisions of this Agreement applicable to the
         -----------------
Shares and the Rights shall be applicable to such Additional Shares and Additional Rights from and after the date of acquisition thereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares and Additional Rights without action by any Person immediately upon the acquisition by any Stockholder of record or beneficial ownership of such Additional Shares or Additional Rights.

          10.  Miscellaneous.
               -------------

          (a)  Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement among the parties with respect to the subject matter hereof.

          (b)  Costs and Expenses.  All costs and expenses incurred in
               ------------------
connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (c)  Invalid Provisions.  If any provision of this Agreement shall
               ------------------
be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

          (d)  Execution in Counterparts.  This Agreement may be executed in
               -------------------------
counterparts transmitted and delivered by facsimile each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

          (e)  Specific Performance.  Each Stockholder agrees with DT as to
               --------------------
himself or itself that if for any reason such Stockholder fails to perform any of his or its agreements or obligations under this Agreement, irreparable harm or injury to DT would be caused as to which money damages would not be an adequate remedy. Accordingly, each Stockholder agrees that, in seeking to enforce this Agreement against such Stockholder, DT shall be entitled, in addition to any other remedy available at law, equity or otherwise, to specific performance and injunctive and other equitable relief. The provisions of this
Section 10(e) are without prejudice to any other rights or remedies, whether at law or in equity, that DT may have against such Stockholder for any failure to perform any of its agreements or obligations under this Agreement.

          (f)  Amendments; Termination.
               -----------------------

          (i) This Agreement, including this Section 10(f), may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (ii) The provisions of this Agreement (other than Sections 3, 4 and 5) shall terminate upon the earliest to occur of (A) the consummation of the Merger, (B) the date that is two (2) years after the date hereof, and (C) the termination of the Merger Agreement. The provisions of Section 3 of this Agreement shall terminate when the applicable time period set forth therein lapses. The provisions of Sections 4 and 5 of this Agreement shall terminate upon the earlier of the consummation of the Merger and termination of the Merger Agreement.

          (g)  Governing Law; Submission and Jurisdiction.
               ------------------------------------------

          (i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

          (ii) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined only in the United States District Court for the State of Delaware or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the courts of the State of Delaware. Each of the parties hereto hereby irrevocable submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10(g)(ii) or that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (B) to the fullest extent permitted by the applicable law, that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(i) shall be deemed effective service of process on such party.

          (h)  Successors and Assigns.  The provisions of this Agreement shall
               ----------------------
     be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of such Stockholder or any other individual, any executors, administrators, estates, legal representatives and heirs of such Stockholder or such individual) and permitted assigns; provided that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

          (i)  Notices.  All notices and other communications given or made
               -------
     pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

          (i) if to a Stockholder, at such Stockholder's address appearing on Annex A hereto or at any other address that such Stockholder may have provided in writing to DT and the other Stockholders,

               with a copy to:

                    Wachtell, Lipton, Rosen & Katz
                    51 West 52nd Street
                    New York, New York 10019

                    Attention: Daniel A. Neff
                    Facsimile:  212-403-2000

               And a copy to:

                    Friedman, Kaplan & Seiler LLP
                    875 Third Avenue
                    New York, New York  10022

                    Attention: Barry A. Adelman
                    Facsimile: 212-355-6401

               (ii)  if to DT:

                    Deutsche Telekom AG
                    140 Friedrich-Ebert-Allee
                    53113 Bonn
                    Germany

                    Attention: Kevin Copp
                    Facsimile: +49-228-181-44177

               with a copy to:

                    Cleary, Gottlieb, Steen & Hamilton
                    One Liberty Plaza
                    New York, New York  10006

                    Attention:  Robert P. Davis
                    Facsimile:  (212) 225-3999

          (j)  Waiver of Immunity.  DT agrees that, to the extent that it or any
               ------------------
of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of government from any legal action, suit or proceeding or from setoff or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution pursuant to a judgment or arbitral award, or from any other legal process in any jurisdiction, it, for itself and its property expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to such matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). DT agrees that the waiver in this provision is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. (S) 1602 et seq. The foregoing waiver shall constitute a present
                        -- ---
waiver of immunity at any time any action is initiated against DT with respect to this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of this 23rd day of July, 2000.

                           DEUTSCHE TELEKOM AG

                           By:  /s/ Kevin Copp
                              _________________________________________
                              Name: Kevin Copp
                              Title: Head of International Legal
                                     Affairs

                           HUTCHISON TELECOMMUNICATIONS PCS (USA) LIMITED

                           By:  /s/ Frank Sixt
                              _________________________________________
                              Name: Frank Sixt
                              Title: Director

                           HUTCHISON TELECOMMUNICATIONS HOLDINGS (USA) LIMITED

                           By:  /s/ Canning Fok
                              _________________________________________
                              Name: Canning Fok
                              Title: Director

                                                                       EXHIBIT A

Stockholder Name and            Number and Description of            Number and Description of
--------------------            -------------------------            -------------------------
Address                         Existing Shares                      Existing Rights
-------                         ---------------                      ---------------
Hutchison Telecommunications    52,010,364
PCS (USA) Limited               (Which includes 26,227,586
c/o Offshore Incoporations      shares of Common stock issuable
Limited                         upon conversion of the
P.O. Box 957                    Company's 2.5% Junior
Offshore Incorporations Centre  Convertible
Road Town, Tortola              Preferred Stock)
Bristish Virgin Islands
Telephone No.: 809-494-2233
Facsimile No.: 809-494-4885

and:

c/o Hutchison
Telecommunications Limited
22nd Floor, Hutchison House
10 Harcourt Road
Hong Kong
Attention: Ms. Edith Shih
Fax: 852-2128-1778

Hutchison Telecommunications    3,888,888
Holdings (USA) Limited

c/o Offshore Incorporations
Limited
P.O. Box 957
Offshore Incorporations Centre
Road Town, Tortola
Bristish Virgin Islands
Telephone No.: 809-494-2233
Facsimile No.: 809-494-4885

and:

c/o Hutchison
Telecommunications Limited
22nd Floor, Hutchison House
10 Harcourt Road
Hong Kong
Attention: Ms. Edith Shih
Fax: 852-2128-1778
                                55,899,252
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